Exhibit 10.1

EXECUTION VERSION

EXCHANGE AND TERMINATION AGREEMENT

This Exchange and Termination Agreement (this “Agreement”), is entered into as of August 16, 2017 (immediately following the occurrence of the H&E Termination (as defined below)), by and among United Rentals (North America), Inc., a Delaware corporation (“Parent”), Wayzata Opportunities Fund II, L.P. (“Opportunities Fund”), Wayzata Opportunities Fund Offshore II, L.P. (“Opportunities Fund Offshore” and, together with Opportunities Fund, the “Stockholders” and each individually, a “Stockholder”), Neff Corporation (“Company”), and Neff Holdings LLC (“Holdings”). The parties to this Agreement are referred to herein as the “Parties” or, each individually, a “Party.” Any capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Parent, Company, and UR Merger Sub III Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), as the Merger Agreement is in effect on the date hereof.

RECITALS

WHEREAS, Company and the Stockholders are parties to that certain Second Amended and Restated Limited Liability Company Agreement of Holdings, dated as of November 26, 2014 (as amended, the “Holdings LLC Agreement”), pursuant to which, among other things, the parties thereto provided for Holdings to redeem, upon notice therefor by a Stockholder, Common Units of Holdings (“LLC Units”) owned by such Stockholder in exchange for shares of Company Class A Common Stock or for cash (a “Redemption”);

WHEREAS, in the event that a holder of LLC Units exercises its right to require Holdings to effect a Redemption, Company has the right to elect to require that such holder exchange its LLC Units subject to such Redemption directly with Company for an equal number of shares of Company Class A Common Stock or for cash (any such exchange, an “Exchange”);

WHEREAS, the Company Certificate provides that, simultaneous with an Exchange or a Redemption, Company shall cancel a number of shares of Company Class B Common Stock owned by the applicable Stockholder equal to the number of LLC Units so exchanged or redeemed;

WHEREAS, Company, the Stockholders, the holders of LLC Options (the “LLC Optionholders”), Mark Irion, as “Management Representative” thereunder (the “Management Representative”), and other members of Holdings from time to time are parties to (a) that certain Tax Receivable Agreement, dated as of November 26, 2014 (as amended, the “Tax Receivable Agreement”), pursuant to which Company is obligated to make payments to certain parties thereto based on the reduction of Company’s liability for U.S. federal, state and local income and franchise taxes arising from adjustments to Holdings’ basis in its assets and imputed interest and (b) that certain Registration Rights Agreement, dated as of November 26, 2014 (as amended, the “Registration Rights Agreement”), pursuant to which such parties are entitled to certain rights with respect to the registration of shares of Company Class A Common Stock issuable in an Exchange or a Redemption;

WHEREAS, on the date hereof (prior to the time at which the parties hereto executed and delivered this Agreement), the Company terminated that Agreement and Plan of Merger, dated as of July 14, 2017, by and among H&E Equipment Services, Inc. (“H&E”), the Company and Yellow Iron Merger Co. in accordance with its terms (such termination, the “H&E Termination”);

WHEREAS, upon the occurrence of the H&E Termination, the Exchange and Termination Agreement, dated as of July 14, 2017, by and among H&E, the Stockholders, Company and Holdings automatically terminated without further action by any of its parties;

WHEREAS, simultaneous with the execution and delivery of this Agreement, Company, Parent and Merger Sub are entering into the Merger Agreement, pursuant to which Merger Sub will be merged with and into Company, with Company surviving that merger (the “Merger”); and

WHEREAS, immediately prior to the effective time of the Merger, the Parties intend for (a) the Tax Receivable Agreement to be terminated by the parties thereto, (b) the Registration Rights Agreement to be terminated by the parties thereto, and (c) (i) the Stockholders to effect an Exchange of all of the LLC Units owned by them directly with Company for an equal number of shares of Company Class A Common Stock and (ii) simultaneous with such Exchange, Company to cancel all of the shares of Company Class B Common Stock owned by the Stockholders pursuant to the Company Certificate.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

1.                                      Exchange.

(a)                                 Immediately prior to the Effective Time and pursuant to Sections 11.01 through 11.03 of the Holdings LLC Agreement, all of the LLC Units owned by each of the Stockholders (as set forth next to such Stockholder’s name on Exhibit A) shall be exchanged directly with Company for the number of shares of Company Class A Common Stock set forth next to such Stockholder’s name on Exhibit A. Simultaneous with the consummation of each Exchange described in the immediately preceding sentence (each such Exchange shall be collectively referred to herein as the “Specified Exchange”), without the requirement for any further action by any of the Parties, all of the Stockholders’ shares of Company Class B Common Stock will be cancelled by Company pursuant to the Company Certificate for no consideration. The Stockholders acknowledge and agree that the shares of Company Class A Common Stock received by the Stockholders in the Specified Exchange shall be “Stockholder Owned Shares” under the Support Agreement. Upon the effectiveness of any Permitted Transfer (as defined in the Support Agreement), Parent shall amend Exhibit A to reflect such Permitted Transfer.

(b)                                 Immediately prior to the Effective Time and simultaneous with the consummation of the Specified Exchange, Company shall (i) issue to each of the Stockholders the number of shares of Company Class A Common Stock set forth next to such Stockholder’s name on Exhibit A, and (ii) duly deliver to each Stockholder a certificate issued in the name of such Stockholder representing the number of shares of Company Class A Common Stock set forth next to such Stockholder’s name on Exhibit A, duly executed by the appropriate officers of Company and duly recorded on the books of Company or its transfer agent in the name of such Stockholder. Company covenants that all shares of Company Class A Common Stock issuable to the Stockholders in the Specified Exchange will, upon issuance, be validly issued, fully paid and non-assessable, free and clear of all taxes and Liens of any kind (except for proxies and restrictions in favor of Parent and its designees expressly arising pursuant to the Support Agreement, transfer restrictions imposed by the Support Agreement and transfer restrictions of general applicability as may be provided under the Securities Act and state securities laws).

(c)                                  The Stockholders, Holdings and Company hereby (i) agree that this Agreement shall constitute the Redemption Notice, the Contribution Notice and the Exchange Election Notice for a Share Settlement pursuant to the Holdings LLC Agreement and (ii) irrevocably waive any notice periods required or permitted by the Holdings LLC Agreement in connection with the Specified Exchange and any obligation to deliver any other notices or elections thereunder. Subject to Section 7(a) hereof, the Stockholders, Holdings and Company hereby irrevocably waive the right to, as applicable, deliver a Retraction Notice or otherwise revoke the Redemption Notice, Contribution Notice or Exchange Election Notice. Company irrevocably agrees that the Specified Exchange will be a Direct Exchange made by means of a Share Settlement. Any capitalized terms used but not defined in this Section 1(c) shall have the meanings set forth in the Holdings LLC Agreement. For the avoidance of doubt, if this Agreement is terminated, any elections hereunder shall be null and void ab initio, and neither the Stockholders nor Company will be required to consummate any Exchange or Redemption.

2.                                      Terminations.

(a)                                 Effective immediately prior to the Effective Time, without the requirement for any further action by any of the Parties, the Tax Receivable Agreement shall be irrevocably terminated at no cost to the Stockholders, Company, the Surviving Corporation, Parent or any of their respective Subsidiaries and shall be of no further force or effect, and all liabilities of the Stockholders, the Management Representative, the LLC Optionholders, Company, the Surviving Corporation, Parent and their respective Subsidiaries relating thereto shall be irrevocably cancelled, extinguished and waived. Notwithstanding anything to the contrary in the Tax Receivable Agreement (including Sections 4.1(b) and 4.3 thereof), none of the Stockholders, the Management Representative, the LLC Optionholders, Company, the Surviving Corporation, Holdings, Parent or any of their respective Subsidiaries shall have any payment or other obligations under the Tax Receivable Agreement resulting from the consummation of the transactions contemplated by this Agreement, the Merger Agreement or otherwise. Each of the Stockholders hereby acknowledges and agrees that it is foregoing substantial economic, financial and pecuniary benefits from terminating the Tax Receivable Agreement pursuant hereto and it is doing so voluntarily and with a full understanding that it is foregoing such benefits without receipt of any payments or other consideration therefor. Each of Company and Parent hereby acknowledges and agrees that the substantial economic, financial and pecuniary benefits that the Stockholders are foregoing as a result of the termination of the Tax Receivable Agreement pursuant hereto is conferring substantial economic, financial and pecuniary benefits to Company and its stockholders.

(b)                                 Effective immediately prior to the Effective Time, without the requirement for any further action by any of the Parties, the Registration Rights Agreement shall be irrevocably terminated at no cost to the Stockholders, the Management Representative, the LLC Optionholders, Company, the Surviving Corporation, Parent or any of their respective Subsidiaries and shall be of no further force or effect, and all liabilities of the Stockholders, the Management Representative, the LLC Optionholders, Company, the Surviving Corporation, Parent and their respective Subsidiaries relating thereto shall be irrevocably cancelled, extinguished and waived.

(c)                                  Effective immediately prior to the Effective Time, without the requirement for any further action by any of the Parties, all agreements (other than (i) the Holdings LLC Agreement, (ii) the Support Agreement, (iii) this Agreement, (iv) the Indemnity Agreements set forth in Section 6.5 of the Company Disclosure Schedule, (v) the Company Certificate and the Company Bylaws, and (vi) arrangements providing for the payment or reimbursement of costs and expenses incurred by any director of Company in his or her capacity as such, which director is also an affiliate of a Stockholder (the agreements and arrangements referred to in this parenthetical being referred to herein as the “Excepted Agreements”)) between the Stockholders or their affiliates, on the one hand, and Company and any of its Subsidiaries, on the other hand (such agreements, the “Related Party Agreements”), shall be irrevocably terminated at no cost to the Stockholders, Company, the Surviving Corporation, Parent or any of their respective Subsidiaries and shall be of no further force or effect, and all liabilities of the Stockholders, Company and the Surviving Corporation and their respective Subsidiaries relating thereto shall be irrevocably cancelled, extinguished and waived. Schedule 1 to this Agreement sets forth a true and complete list of all Related Party Agreements (which, for the avoidance of doubt, shall not include the Excepted Agreements).

(d)                                 In consideration of the mutual agreements herein contained, effective as of the Effective

Time, each of the Stockholders, on behalf of itself, its affiliates (excluding for this purpose Company and its Subsidiaries), its Subsidiaries and their respective Releasing Representatives, fully, finally and forever releases, discharges and waives any and all civil actions, causes of action, claims, costs of suit, counterclaims, debts, demands, judgments, liabilities, obligations and actions for legal fees, in law or in equity, known or unknown, asserted or not, existing or not, of whatever kind or nature, in any jurisdiction, including in arbitration proceedings or any other forum, which have arisen or may arise in the future under the Tax Receivable Agreement, the Registration Rights Agreement or the Holdings LLC Agreement against Company, the Surviving Corporation, Holdings, Parent and their respective Subsidiaries and Releasing Representatives; provided, however, that nothing contained herein shall operate to release any claims, liabilities or obligations related to, or amend, modify or terminate, (A) any term or provision of the Holdings LLC Agreement (as in effect as of immediately prior to the date hereof) that provides any officer or manager of Holdings, or any officer or manager of Holdings that was serving at the request of Holdings as a manager, officer, director, principal, member, employee or agent of any direct or indirect Subsidiary of Holdings, with rights of indemnification or reimbursement or advancement of expenses, including, without limitation, any term or provision set forth in Section 7.04 of the Holdings LLC Agreement (as in effect on the date hereof) to the extent applicable to any such officer or manager of Holdings, (B) any term or provision of the Holdings LLC Agreement (as in effect as of immediately prior to the Effective Time) that provides the Company, any Stockholder, the Management Representative, any LLC Optionholder or any of their respective affiliates, Subsidiaries or Releasing Representatives with rights of exculpation and/or limitation of liability (but expressly excluding any rights to indemnification, reimbursement or advancement of expenses other than as set forth in clause (A)), including, without limitation, any term or provision set forth in any of Sections 3.01(c), 3.07, 6.09(a), 7.01(a) and 7.01(c) of the Holdings LLC Agreement (as in effect on the date hereof), (C) the Surviving Reporting Obligation (as defined below), and (D) any term or provision of the Holdings LLC Agreement (as in effect on the date hereof) that provides for the maintenance of capital accounts or the allocation of items of income, gain, loss, deduction or credit, including, without limitation, any term or provision set forth in Article V of the Holdings LLC Agreement (as in effect on the date hereof) (in the case of this clause (D), solely with respect to any taxable period ending on or before the Closing Date, or any taxable period beginning before the Closing Date and ending after the Closing Date). The terms, provisions and obligations described in clauses (A), (B), (C) and (D) of the proviso of the immediately preceding sentence shall be collectively referred to herein as the “Continuing Provisions”. The term “Releasing Representatives” means the affiliates, agents, assigns, attorneys, directors, employees, officers, owners, parents, partners, representatives, members, shareholders, heirs, auditors, consultants, predecessors, divisions, managers, trustees and advisors (including past, present and future of any and all of the foregoing) of any Party or person.

3.                                      Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to each other Party as follows:

(a)                                 Authority; Binding Nature. Such Stockholder has full limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by such Stockholder. The execution and delivery of this Agreement by such Stockholder, the performance of such Stockholder’s obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby to be consummated by such Stockholder have been duly and validly authorized by all necessary limited partnership action on the part of such Stockholder. No other proceedings on the part of such Stockholder are necessary to approve this Agreement by such Stockholder or to consummate the transactions contemplated hereby to be consummated by such Stockholder. This Agreement has been duly and validly executed and delivered by such Stockholder and (assuming due authorization, execution and delivery by other Parties) constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except in all cases as such enforceability may be limited by the

Enforceability Exceptions).

(b)                                 Ownership of Shares. As of the date hereof (after giving effect to the occurrence of the H&E Termination), such Stockholder beneficially owns the number of shares of Company Class B Common Stock and LLC Units set forth opposite the name of such Stockholder on Exhibit A hereto free and clear of any proxy, voting or transfer restriction, adverse claim or other Lien (except for proxies and restrictions in favor of Parent and its designees expressly arising pursuant to the Support Agreement, transfer restrictions imposed by Holdings LLC Agreement and transfer restrictions of general applicability as may be provided under the Securities Act and state securities laws). Such Stockholder has the sole power to vote (or cause to be voted) such shares of Company Class B Common Stock and LLC Units, the sole power to dispose of such shares of Company Class B Common Stock and LLC Units and good and valid title to such shares of Company Class B Common Stock and LLC Units. As of the date hereof, such Stockholder does not own, beneficially or of record, any securities of Holdings other than such LLC Units.

(c)                                  No Conflicts. Neither the execution and delivery of this Agreement by such Stockholder, nor the performance by such Stockholder of its obligations under this Agreement, will (i) conflict with or violate any provision of the organizational documents of such Stockholder or (ii) (A) violate any Law applicable to such Stockholder or any of its properties or assets, (B) result in the creation by such Stockholder of any Lien upon its shares of Company Class B Common Stock or LLC Units or (C) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, or accelerate the performance required by such Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which such Stockholder is a party, or by which such Stockholder or any of its properties or assets may be bound or affected, except for, in the case of clause (ii)(C), any such violations, conflicts, losses, defaults, terminations, cancellations or accelerations that would not reasonably be expected to prevent the performance by such Stockholder of its obligations under this Agreement.

(d)                                 Absence of Litigation. As of the date hereof, there is no suit, action, investigation, claim or proceeding pending or, to such Stockholder’s knowledge, threatened against or involving or affecting, such Stockholder, its shares of Company Class B Common Stock or its LLC Units that would reasonably be expected to impair the ability of such Stockholder to perform fully its obligations hereunder or to consummate on a timely basis the transactions contemplated hereby to be consummated by such Stockholder.

(e)                                  Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by Company, the Surviving Corporation, Parent or any of their respective Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder (excluding, for the avoidance of doubt, any such broker, investment banker, financial advisor or other Person retained or engaged by Company).

4.                                      [Intentionally Deleted.]

5.                                      Representations and Warranties of Parent, Company and Holdings. Parent, Company and Holdings hereby represent and warrant, severally and not jointly, to each other Party as follows (provided, that (x) the representation and warranty made in Section 5(d) shall only be made by Parent, and (y) the representations and warranties made in Sections 5(e) and 5(f) shall only be made by Company and Holdings):

(a)                                 Authority; Binding Nature. Such Party has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by such Party. The execution and delivery of this Agreement by such Party, the performance of such Party’s obligations hereunder and the consummation by such Party of the transactions contemplated hereby to be consummated by such Party have been duly and validly authorized by all necessary action on the part of such Party. No other proceedings on the part of such Party are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)                                 No Conflicts. Neither the execution and delivery of this Agreement by such Party, nor the performance by such Party of its obligations under this Agreement, will (i) violate any Law applicable to such Party or any of its properties or assets, or (ii) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, or accelerate the performance required by such Party under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which such Party is a party, or by which such Party or its respective properties or assets may be bound or affected.

(c)                                  Absence of Litigation. As of the date hereof, there is no suit, action, investigation, claim or proceeding pending or, to such Party’s knowledge, threatened against or involving or affecting, such Party that would reasonably be expected to impair the ability of such Party to perform fully its obligations hereunder or to consummate on a timely basis the transactions contemplated hereby to be consummated by such Party.

(d)                                 Ownership of Equity Interests. Parent does not own, beneficially or of record, any securities of Company or Holdings.

(e)                                  LLC Units and LLC Options. As of the date hereof, the LLC Units owned by the Stockholders (as set forth on Exhibit A) constitute all of the issued and outstanding LLC Units. As of the date hereof, there are no other Equity Interests of Holdings outstanding other than such LLC Units and LLC Options held by the LLC Optionholders.

(f)                                   H&E Termination.   Prior to the execution and delivery of this Agreement by the Parties, the H&E Termination occurred and became effective.

6.                                      Tax Matters.

(a)                                 The Parties agree to treat the Specified Exchange as (i) a taxable transaction for U.S. federal income Tax purposes (and state, local, and foreign income Tax purposes, where applicable) that is treated in the manner set forth in Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1); and (ii) permitting an adjustment to the basis in Holdings’ assets under Section 1012 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(b)                                 The Parties agree that, within thirty (30) days of the date hereof and no later than ten (10) days prior to the Closing Date, with prior written notification to Parent and the Stockholders, Company (or its agent) will determine the allocation of (i) the fair market value of the shares of Company Class A Common Stock to be received in the Specified Exchange (based upon the dollar amount of the Merger Consideration), and (ii) any other amounts treated as consideration for U.S. federal income Tax purposes, among the assets of Holdings in accordance with Section 1060 of the Code (the “Allocation”). The Allocation shall be part of this Agreement. Following the Closing Date, neither Parent, Company nor Holdings shall amend or otherwise modify the Allocation without the prior written consent of the Stockholders.

(c)                                  Following the Effective Time, Parent shall prepare or cause to be prepared and, subject to the remaining provisions of this Section 6(c), file or cause to be filed prior to the due date therefor, all Tax Returns for Holdings and its Subsidiaries for any taxable period ending on or before the Closing Date, or any taxable period beginning before the Closing Date and ending after the Closing Date, in either such case that are filed after the Closing Date, and the appropriate officer of Holdings or such Subsidiary shall sign and timely file same. All Tax Returns to be prepared by Parent pursuant to this Section 6(c) shall be prepared in a manner consistent with the pre-Closing practices of Holdings and its Subsidiaries. With respect to all Tax Returns to be prepared by Parent pursuant to this Section 6(c), (i) Parent shall provide the Stockholders with drafts of such Tax Returns at least forty-five (45) days prior to the due date for filing such Tax Returns, (ii) at least fifteen (15) days prior to the due date for the filing of such Tax Returns, the Stockholders shall notify Parent of the existence of any objection the Stockholders may have to any items, calculations or other matters set forth on such draft Tax Returns, and (iii) if, after consulting in good faith, Parent and the Stockholders are unable to resolve such objection(s) in a mutually agreeable manner, such objection(s) shall be referred to an independent accounting firm mutually acceptable to Parent and the Stockholders for resolution on a basis consistent with the pre-Closing practices of Holdings and its Subsidiaries with respect to such items, calculations or other matters.

(d)                                 The Parties acknowledge and agree that any deductions or other Tax benefits attributable to Holdings and/or any of its Subsidiaries and related to the transactions contemplated by the Merger Agreement (including any deductions or other Tax benefits attributable to the payment of any amounts to employees or other service providers, lenders or otherwise, whether or not any such amounts are actually paid on the Closing Date) will be reported on Holdings’ final partnership Tax Return for its taxable period ending on the Closing Date.

(e)                                  Parent and Company shall not initiate any claim for refund or amend any Tax Return in a manner which could adversely affect any of the Stockholders without the prior written consent of the Stockholders.

(f)                                   If (i) there shall be any inquiry, claim, assessment, audit, administrative or judicial proceeding, or similar event with respect to the Allocation or Taxes or any Tax matter relating, or with respect to, any taxable period of Holdings or any of its Subsidiaries ending on or before the Closing Date, or any taxable period of Holdings or any of its Subsidiaries beginning before the Closing Date and ending after the Closing Date (any of the foregoing, a “Tax Matter”), and (ii) any such Tax Matter (or the resolution thereof) could adversely affect any of the Stockholders, then Parent shall (x) keep the Stockholders reasonably and timely informed with respect to such Tax Matter, (y) in good faith, allow the Stockholders to make comments to Parent regarding the conduct of or positions taken in any such Tax Matter and (z) not enter into any settlement or compromise with respect to such Tax Matter without the prior written consent of the Stockholders.

(g)                                  Company shall and, following the Merger, Parent will cause Company and the Surviving Corporation to, comply with the obligations of Company under (i) Section 8.03 of the Holdings LLC Agreement as in effect as of the date hereof and (ii) the second and third sentences of Section 9.01 of the Holdings LLC Agreement as in effect as of the date hereof (such obligations, collectively, the “Surviving Reporting Obligation”). Effective immediately following the Effective Time, Company, the Surviving Corporation and Holdings shall have no further obligations or liabilities (other than obligations and/or liabilities under or with respect to the Continuing Provisions) to the Stockholders pursuant to or in respect of the Holdings LLC Agreement and the Surviving Company may amend, restate or terminate the Holdings LLC Agreement in its sole discretion; provided, however, that the Continuing Provisions shall continue in full force and effect, and the Stockholders and their respective Releasing Representatives, shall continue to have the benefits thereof, notwithstanding any such amendment, restatement or termination.

(h)                                 The Parties agree to file all Tax Returns (including IRS Form 8594 or any other applicable form) consistently with this Section 6.

(i)                                     The Parties acknowledge and agree that the fair market value of the shares of Company Class A Common Stock to be received in the Specified Exchange shall be determined based upon the dollar amount of the Merger Consideration and that the “Common Unit Redemption Price” (as defined in the Holdings LLC Agreement) is inapplicable to a Share Settlement (as defined in the Holdings LLC Agreement).

7.                                      Miscellaneous.

(a)                                 Term. This Agreement shall remain in full force and effect unless and until the Support Agreement is terminated in accordance with its terms (except for a termination of the Support Agreement on account of the consummation of the Merger). In the event that the Merger Agreement is terminated in accordance with its terms, (i) this Agreement shall automatically and immediately terminate and be of no further force and effect, all without the need for any further action of the part of (or notice to) any person and (ii) there shall be no liability or obligation hereunder on the part of any Party or any of their respective affiliates, or any of their respective managers, directors, stockholders, members, partners, officers, employees, agents, consultants, accountants, attorneys, investment bankers, financial advisors, representatives, successors or assigns. Without limiting the immediately preceding sentence, if this Agreement is terminated then the Stockholders shall not be required to consummate the Specified Exchange. None of the representations or warranties made by any Party in Section 3 or Section 5 hereof, as applicable, shall survive the termination of this Agreement or the Effective Time.

(b)                                 Further Actions. Following the date hereof, the Parties shall take all actions reasonably necessary and execute and deliver all documents and instruments to each other and third parties (including Company’s stock transfer agent) reasonably requested by a Party to give effect to the transactions contemplated hereby immediately prior to the Effective Time. The Parties agree that the Effective Time shall not occur until such time as all of the transactions contemplated by Sections 1 and 2 have become effective.

(c)                                  Amendments and Waivers. Except for amendments to Exhibit A as contemplated by Section 1(a), this Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(d)                                 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means, including signatures received as a .pdf attachment to electronic mail), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

(e)                                  Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement, and any Action, dispute or other controversy arising out of or relating hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any applicable conflicts of law principles thereof. Each Party agrees that any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby shall be brought, heard, tried and determined exclusively in the Chosen Courts, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably and unconditionally waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) irrevocably and unconditionally waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding that is given in accordance with Section 7(f) or in such other manner as may be permitted by applicable Law, shall be valid, effective and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(e).

(f)                                   Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or received (i) when personally delivered, (ii) on the date sent by email of a “portable document format” (.pdf) document (so long as written notice of such transmission is sent within two (2) business days thereafter by another delivery method hereunder) or (iii) one (1) business day following the date sent if such notice is sent by FedEx or another nationally recognized overnight delivery service. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)                                     if to either Stockholder, to:

c/o Wayzata Investment Partners LLC

701 East Lake Street, Suite 300

Wayzata, MN 55391

Attention:  Ray Wallander, Esq.

Email:  rwallander@wayzpartners.com

With a copy (which shall not constitute notice) to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038-4982

Attention:  Matthew A. Schwartz, Esq.

Email:  mschwartz@stroock.com

(ii)                                  if to Company or Holdings, to:

Neff Corporation

3750 NW 87th Avenue

Suite 400

Miami, Florida 33178-2433
Attention:  Mark Irion

Email:  MIrion@Neffcorp.com

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park

Bank of America Tower

New York, New York 10036-6745

Attention:                             Daniel I. Fisher

Zachary N. Wittenberg
Email:                                            dfisher@akingump.com

zwittenberg@akingump.com

(iii)                               if to Parent, to:

United Rentals (North America), Inc.

100 First Stamford Place, Suite 700

Stamford, CT  06902

Attention:             Michael J. Kneeland

Craig A. Pintoff

Email:                                mkneelan@ur.com

cpintoff@ur.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York  10004

Attention:                         Francis J. Aquila

Scott B. Crofton

Email:                                              aquilaf@sullcrom.com

croftons@sullcrom.com

(g)                                  Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings.

(h)                                 Assignment; Third Party Beneficiaries; Transferees. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided that Parent may assign this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns and any transferee of LLC Units owned by either of the Stockholders. Any transferee in a Permitted Transfer (as defined in the Support Agreement) of LLC Units owned by either of the Stockholders shall execute and deliver to Parent a written agreement, in form and substance reasonably acceptable to Parent, obligating such transferee to be bound by the terms of this Agreement with respect to such LLC Units. This Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any Person (other than the Parties and, solely with respect to Section 7(k) hereof, the No Recourse Parties (as defined below)) any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(i)                                     Severability. The provisions of this Agreement shall be deemed severable. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction or the application of that provision, in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision.

(j)                                    Enforcement. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that the Parties may not have an adequate remedy at Law in the event that any of the obligations of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity, including monetary damages. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, (ii) an award of performance is not an appropriate remedy for any reason at Law or equity, and (iii) any requirement under any Law to post security or a bond or similar undertaking as a prerequisite to obtaining equitable relief.

(k)                                 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that the Stockholders may be partnerships, the Parties covenant, agree and acknowledge that no recourse under this Agreement shall be had against any former, current or future directors, officers, agents, affiliates, limited partners, general partners, members, managers, employees, stockholders or equity holders of any Stockholder, or any former, current or future directors, officers, agents, affiliates, employees, general or limited partners, members, managers, employees, stockholders or equity holders of any of the foregoing, as such (any such Person, a “No Recourse Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any No Recourse Party for any obligation of any Stockholder under this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

(l)                                     Obligations Several. The obligations of the Stockholders under this Agreement shall be several and not joint and several.

(m)                             Certain Acknowledgments. Parent, Holdings and Company hereby irrevocably acknowledge and agree that:

(i)                                     the consummation of the Specified Exchange by each of the Stockholders shall be exempt from the operation of Section 16(b) of the Exchange Act; and

(ii)                                  the fair market value of each of the LLC Units owned by each of the Stockholders that are exchanged for shares of Company Class A Common Stock pursuant to the Specified Exchange is equal to the Merger Consideration and, as such, there is no profit or gain realized by any of the Stockholders upon the sale or other disposition of any such shares of Company Class A Common Stock pursuant to the Merger.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ Michael J. Kneeland
Name:	Michael J. Kneeland
Title:	President & CEO

[Signature Page for Exchange and Termination Agreement]

NEFF CORPORATION

By:	/s/ Mark Irion
Name:	Mark Irion
Title:	Chief Financial Officer

[Signature Page for Exchange and Termination Agreement]

NEFF HOLDINGS, LLC
By: Neff Corporation, its managing member

By:	/s/ Mark Irion
Name:	Mark Irion
Title:	Chief Financial Officer

[Signature Page for Exchange and Termination Agreement]

STOCKHOLDERS:

WAYZATA OPPORTUNITIES FUND II, L.P.
By: WOF II GP, L.P., its General Partner
By: WOF II GP, LLC, its General Partner

By:	/s/ Patrick J. Halloran
Name:	Patrick J. Halloran
Title:	Authorized Signatory

[Signature Page for Exchange and Termination Agreement]

WAYZATA OPPORTUNITIES FUND OFFSHORE II, L.P.
By: Wayzata Offshore GP, II, LLC, its General Partner

By:	/s/ Patrick J. Halloran
Name:	Patrick J. Halloran
Title:	Authorized Signatory

[Signature Page for Exchange and Termination Agreement]

Exhibit A

Stockholder	Number of LLC Units	Number of shares of Class B Common Stock	Number of shares of Class A Common Stock
Wayzata Opportunities Fund II, L.P.	14,585,304	14,585,304	14,585,304
Wayzata Opportunities Fund Offshore II, L.P.	366,321	366,321	366,321

Schedule 1

Related Party Agreements

None.